EXHIBIT 99

Hallador Energy Company

Reports Additional 2018 and 2019 Coal Sales Contracts

Denver, Colorado, January 5, 2018 – Hallador Energy Company (Nasdaq:  HNRG) recently added new coal contract sales in 2018 and 2019 and is raising its projected sales target as follows:

2018:*6.2MM tons sold (91% of projected sales) at ~$40 per ton.  Projecting 6.8MM tons for the full year.

2019:4.7MM tons sold (67% of projected sales) at ~$42 per ton.  Projecting 7.0MM tons for the full year.

*2018 tons sold represent management’s best estimate based on flexibility of contract positions

“Our new contracted position provides Hallador with a solid foundation of sales that should allow us going forward to exceed the 6.6 MM tons that were shipped in 2017.  It is also very exciting that the majority of these new sales are to power plants that we have not shipped to before.  I attribute a good part of our success to our new Princeton Loop on the NS Railroad and the flexibility it provides our customers,” said Brent Bilsland, President and CEO of Hallador Energy.

Hallador’s headquarters are in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry.  To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

Contact:Rebecca Palumbo

Investor Relations

Phone:(303) 839-5504 ext. 316